                                                                    EXHIBIT 12-1

                        MCN CORPORATION AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                         TWELVE MONTHS
                                             ENDED                         YEAR ENDED DECEMBER 31,
                                         JUNE 30, 1994     -------------------------------------------------------
                                          (UNAUDITED)        1993        1992        1991       1990        1989
                                        ---------------    --------    --------    --------    -------    --------
                                                                  (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS)
Earnings as Defined(1)
  Pre-tax income(2)..................      $ 130,307       $106,871    $ 85,997    $ 54,517    $50,543    $ 75,773
  Fixed charges(3)...................         52,125         48,955      48,414      49,076     44,777      29,725
                                        ---------------    --------    --------    --------    -------    --------
    Earnings as defined..............      $ 182,432       $155,826    $134,411    $103,593    $95,320    $105,498
                                        ===============    =========   =========   =========   ========   =========
Fixed Charges as Defined(1)
  Interest, expensed.................      $  42,226       $ 38,728    $ 38,874    $ 39,686    $36,385    $ 24,880
  Interest, capitalized..............          2,429          3,966       1,650         737      1,211         833
  Amortization of debt discounts,
    premium and expense..............          1,208          1,153         830         629        618         581
  Interest implicit in rentals.......          7,146          6,350       6,298       6,804      5,732       2,057
  Preferred stock dividend
    requirements.....................            893          1,086       1,468       1,884      2,277       2,243
                                        ---------------    --------    --------    --------    -------    --------
    Fixed charges as defined.........      $  53,902       $ 51,283    $ 49,120    $ 49,740    $46,223    $ 30,594
                                        ===============    =========   =========   =========   ========   =========
  Ratio of Earnings to Fixed
    Charges(4).......................           3.38           3.04        2.74        2.08       2.06        3.45
                                        ===============    =========   =========   =========   ========   =========

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NOTES:

(1) Earnings and fixed charges are defined and computed in accordance with instructions for Item 3 of Form S-3.

(2) This amount represents the aggregate of (a) pre-tax income of MCN and its majority-owned subsidiaries, (b) MCN's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

(3) Fixed charges, added to earnings, are adjusted to exclude interest capitalized for nonutility companies and, therefore, differ from fixed charges as defined.

(4) MCN has authority to issue up to 25,000,000 shares of preferred stock, (no par value) ("MCN Preferred Stock"), however, there are currently no shares outstanding and MCN currently does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.